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NEWS RELEASE

                                                                    Exhibit 99.1

                                                                       CONTACTS:
                                                                  John Greenagel
                                                        Strategic Communications
                                                                  (408) 749-3310

                                                                    Toni Beckham
                                                              Investor Relations
                                                                  (408) 749-3127



                     AMD SAYS SECOND QUARTER SALES DECLINED


     SUNNYVALE, CA -- JULY 5, 2001 -- AMD (NYSE:AMD) said today that sales for the second quarter ended July 1, 2001 at $985 million declined approximately 17 percent from first quarter sales of $1.189 billion. On continuing businesses, the sales decline amounted to approximately 11 percent from the like period of 2000. The company also said that, on 341 million shares outstanding, it is estimating second quarter net income of $0.03 to $0.05 per diluted share.

     When it announced first quarter results on April 18, AMD projected that second quarter sales could decline by as much as 10 percent. AMD said that two factors caused the greater than expected decline in sales. First, demand for flash memory devices was and continues to be weaker than anticipated. Second, competitive pressures in the PC processor market depressed the company's average selling prices. Today the company said that, despite continuing weak PC market conditions and very aggressive pricing by Intel Corporation, the company achieved record unit sales of AMD Athlon(TM) processors, record unit sales of AMD Duron(TM) processors, and record aggregate PC processor unit sales, demonstrating the breadth, strength and competitiveness of its PC processor product line.

     AMD will report second quarter results of operations on July 12.

                                     -more-
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About AMD

     AMD is a global supplier of integrated circuits for the personal and network computer and communications markets with manufacturing facilities in the United States, Europe, Japan, and Asia. AMD, a Fortune 500 and Standard & Poor's 500 company, produces microprocessors, flash memory devices, and support circuitry for communications and networking applications. Founded in 1969 and based in Sunnyvale, California, AMD had revenues of $4.6 billion in 2000. (NYSE:
AMD).
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